United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 28, 2008
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On May 28, 2008, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended May 2, 2008, and hosted a conference call to discuss the financial results for the quarter ended May 2, 2008. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated May 28, 2008 announcing financial results for the quarter ended May 2, 2008
99.2	Transcript of conference call held on May 28, 2008

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2008	Applied Signal Technology, Inc. (Registrant) By: /s/ William B. Van Vleet, III William B. Van Vleet, III Acting President and Chief Executive Officer

Exhibit 99.1
Press Release dated May 28, 2008 announcing financial results for the quarter ended May 2, 2008

Applied Signal Technology, Inc.
Announces Second Quarter Operating Results

Sunnyvale, CA. May 28, 2008 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the second quarter of fiscal year 2008 ended May 2, 2008.

New orders received during the second quarter of fiscal year 2008 were $48,150,000 representing a 28.0% increase when compared to new orders of $37,631,000 received during the second quarter of fiscal year 2007. New orders for the first six months of fiscal year 2008 were $75,039,000 compared to new orders of $76,780,000 for the same period of fiscal year 2007.

Revenues for the second quarter of fiscal year 2008 were $45,284,000 representing a 10.3% increase when compared to revenues of $41,054,000 for the second quarter of fiscal year 2007. Revenues for the first six months of fiscal year 2008 were $88,009,000 representing a 4.0% increase when compared to revenues of $84,598,000 for the first six months of fiscal year 2007.

Operating income for the second quarter and first six months of fiscal year 2008 was $2,835,000 and $5,215,000, respectively, compared to operating income of $2,476,000 and $5,616,000 for the second quarter and first six months of fiscal year 2007, respectively.

Net income for the second quarter and first six months of fiscal year 2008 was $2,015,000 or $0.16 per diluted share and $3,503,000 or $0.28 per diluted share, respectively, compared to net income for the second quarter and first six months of fiscal year 2007 of $1,580,000 or $0.13 per diluted share and $3,443,000 or $0.28 per diluted share, respectively. Company taxes were reduced during the second quarter of fiscal 2008 as a result of a discrete event related to the change in our method of calculating the depreciation of fixed assets for tax purposes. The effective tax rate for fiscal year 2008 is estimated to be 45.3%, compared to an effective tax rate of 43.2% for fiscal 2007.

Regarding the operating results, Mr. William Van Vleet, President and Chief Executive Officer commented, “Our strong backlog and focus on operational execution are producing a growth in revenues over last fiscal year. Our operating income increased for the second quarter of fiscal 2008 as a result of increased royalties associated with the commercialization of our intellectual property.”

Mr. Van Vleet concluded his remarks, “We anticipate continued revenue growth this fiscal year in response to increasing customer demand in our largest division.”

Attached to this news release are unaudited condensed statements of operations and balance sheets.

The Company will host a conference call on May 28, 2008 to discuss second quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on May 28, 2008 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s fiscal 2008 revenue growth as well as increased customer demand in our largest division are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2007. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
for the Periods Ended May 2, 2008 and May 4, 2007
(in thousands, except per share data)

	May 2, 2008	May 4, 2007	May 2, 2008	May 4, 2007
Revenues from contracts	$45,284	$41,054	$88,009	$84,598
Operating expenses:
Contract costs	31,492	28,583	60,863	57,443
Research and development	3,554	3,410	6,533	6,995
General and administrative	7,403 ----------	6,585 ----------	15,398 ----------	14,544 ----------
Total operating expenses	42,449 ----------	38,578 ----------	82,794 ----------	78,982 ----------
Operating income	2,835	2,476	5,215	5,616
Interest income/(expense), net	147 ----------	105 ----------	380 ----------	265 ----------
Income before provision for income taxes	2,982	2,581	5,595	5,881
Provision for income taxes	967 ----------	1,001 ----------	2,092 ----------	2,438 ----------
Net income	$2,015 ========	$1,580 ========	$3,503 ========	$3,443 ========
Net income per share - basic	$0.16	$0.13	$0.28	$0.29
Average shares - basic	12,400	12,039	12,371	12,006
Net income per share - diluted	$0.16	$0.13	$0.28	$0.28
Average shares - diluted	12,523	12,285	12,513	12,228

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	May 2, 2008	October 31, 2007
ASSETS
Current assets:
Cash, cash equivalents, and short term investments	34,848	34,933
Accounts receivable	43,147	44,476
Inventory	9,739	5,944
Refundable income tax	—	647
Other current assets	9,572 ---------	9,760 ---------
Total current assets	97,306	95,760

Property and equipment, at cost	64,917	62,565
Accumulated depreciation and amortization	(48,454) ---------	(46,096) ---------
Net property and equipment	16,463	16,469

Goodwill	19,964	19,964

Intangible assets, net	293	616

Long-term deferred tax asset, net	5,465	5,021
Long term investment	7,961	4,114
Other assets	771 ---------	789 ---------

Total assets	$148,223 =======	$142,733 =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$16,501	$16,983
Notes payable	1,429	1,429
Income taxes payable	—	14
Other accrued liabilities	2,344 ---------	1,997 ---------
Total current liabilities	20,274	20,423

Long-term liabilities:
Long-term notes payable	4,524	5,357
Other long-term liabilities	3,894 ---------	2,117 ---------
Total long-term liabilities	$8,418	$7,474

Shareholders' equity	119,531 ---------	114,836 ---------

Total liabilities and shareholders' equity	$148,223 =======	$142,733 =======

Exhibit 99.2
Transcript of conference call held on May 28, 2008

Participants
William Van Vleet III, Chief Executive Officer
James Doyle, Chief Financial Officer

Presentation

Operator

Greetings, and welcome to the Applied Signal Technology Fiscal Year 2008 Second Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Bill Van Vleet, Chief Executive Officer for Applied Signal Technology. Thank you, Mr. Van Vleet. You may begin.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Thank you, Manny [sp]. And I'd like to welcome everybody this afternoon to our conference call on our second quarter results for our fiscal year 2008. Before we begin, I'd like to begin with our Safe Harbor Statement, which is our discussion today may contain forward-looking statements which reflect the company's current judgment on future events. Now, because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the company's recent 10-Qs and 10-K. Applied Signal Technology is focused on our marketplace in intelligence, surveillance, and reconnaissance. We continue to see a very strong need for better ISR solutions both now and into the foreseeable future. We differentiate ourselves in the quality of our digital signal processing for intelligence, surveillance, and reconnaissance, and overall integrated end-to-end systems which leverage leading edge technology solutions. We focused recently on low size, weight, and power systems that address a growing demand in ISR solutions for what we see as a growing mobile, both manned portable and unmanned vehicle deployments for military and intelligence community missions. As a result, we see a strong future for company growth in the future year defense plans and budgets. As we announced in our last conference call three weeks ago, we implemented a management change on May 1st. Since that time, we've engaged with our employee staff across the country and our senior customers, and we've received strong support and excitement for the opportunities that stand before this company. In the near term, we remain focused on providing high quality technical solutions and expert delivery on our existing programs, while also addressing our overall operational efficiency and enhancing our shareholder value. One major result that has happened, last week we held our spring technology symposium on the East Coast. And at that spring technology symposium, we debuted our product offering to our customer set. We had a record number of customers. Over 250 customers attended. And in that presentation, we debuted a new line of packet and database communication products to the overall community. In those sessions, we received a tremendous amount of feedback and high customer interest in the future product line for our Multichannel Systems Division. With that, our Chief Financial Officer, Jim Doyle, is on the conference as well. He will summarize our financial results. And following his presentation, we'll go into a question and answer period. So, with that, I'll turn it over to Jim.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Thanks, Bill, and good afternoon everyone. I'll briefly review our income statement, and then turn my attention to our balance sheet. New orders received during the second quarter of fiscal 2008 were approximately $48.2 million, which represented a 28 percent increase when compared to new orders of approximately $37.6 million received during the second quarter of fiscal 2007. New orders for the first six months were approximately $75 million compared to approximately $76.8 million for the same period of fiscal 2007. We continue to focus our operations on assuring program performance, maintaining a competitive cost structure, and penetrating our marketplace. Our customers continue to come to us with new requirements for ISR solutions weighted heavily toward new developments. Revenues for the second quarter of fiscal year 2008 were approximately $45.3 million, representing a 10 percent increase when compared to revenues of $41.1 million for the second quarter of fiscal 2007. Revenues for the first six months of fiscal 2008 were 88 million, representing a four percent increase when compared to revenues of approximately $84.6 million for the first six months of fiscal 2007. Operating income for the second quarter and first six months of fiscal 2008 were approximately $2.8 million and $5.2 million, respectively, compared to operating income of approximately $2.5 million and $5.6 million, respectively, recorded during the same periods of fiscal 2007. The increase in operating income during the second quarter of fiscal 2008 compared to the second quarter of fiscal 2007 is due to an increase of approximately $1.1 million in royalties associated with the commercialization of our intellectual property. The decrease in operating income for the first six months of fiscal 2008 compared to fiscal 2007 is primarily due to an inventory write-down of approximately $935K, and an increase in our stock-based compensation expense of approximately $583K as a result of modifying our employee stock purchase plan during the first quarter of fiscal 2008. Net income for the second quarter and first six months of fiscal 2008 was approximately $2 million, or 16 cents per diluted share, and $3.5 million, or 28 cents per diluted share, respectively, compared to net income for the second quarter and first six months of fiscal 2007 of approximately $1.6 million, or 13 cents per diluted share, and $3.4 million, or 28 cents per diluted share, respectively. Income taxes were reduced during the second quarter of fiscal 2008 as a result of a change in our method of accounting for depreciation of fixed assets. This led to a tax benefit of approximately $333,000. The effective tax rate for fiscal 2008 is estimated to be 45.3 percent compared to an effective tax rate of 43.2 percent for fiscal 2007. We recently announced that Gary Yancey had resigned as Chairman and Chief Executive Officer and as a member of the Board of the Directors effective May 1st, 2008, with his last day of employment being May 30th, 2008. We've entered into a severance agreement and general release of claims with Mr. Yancey that provides for severance payable to Mr. Yancey equal to 24 months of his base salary and 100 percent of his annual bonus with the bonus determined as the aggregate amount that would be earned by him during fiscal 2008 if all applicable performance goals were achieved. The company will continue ELF and other similar benefits until Mr. Yancey reaches age 65. Also under the term of the agreement, all outstanding but unvested options to purchase company common stock and all unvested restricted stock awards held by Mr. Yancey will vest in full as of May 30th, 2008. In addition, the period of exercisability of any vested options held by Mr. Yancey has been extended to May 30th, 2010. As the result of the agreement, we recognized accrued severance of approximately $1.2 million during the second quarter of fiscal 2008. We believe this severance cost will be recovered through our FY08 billing rates and is, therefore, included in our billing rates. In addition, we expect to recognize stock based compensation of approximately $250,000 during the third quarter of fiscal 2008 primarily associated with the acceleration of Mr. Yancey's unvested restricted stock. This stock based compensation expense is only an estimate as the actual expense will be based on stock data as of May 30th, 2008. And finally, I'd like to briefly review our balance sheet. The combined cash in investment balances at May 2nd were approximately $42.8 million representing an increase of about $3.8 million from the 39 million dollar balance at October 31st, 2007. Accounts receivable balances were approximately $43 million. The inventory balance at May 2nd, 2008 was approximately $9.7 million compared to approximately $6 million at October 31st, 2007. Balance increased because work in process inventory increased by about $1.5 million, and the unfavorable indirect rate variance at the end Q2 2008 was approximately $2.3 million. Our unfavorable indirect rate variance at the end of the second quarter of 2008 includes the $1.2 million dollars in severance. Prepaid and other current assets include pre-contract or at risk costs of about $3.2 million at the end of the second quarter. This compares to about $4.5 million of at risk costs at the end of fiscal 2007. Current liabilities are about $20.3 million, essentially the same--excuse me--as our balance as of the end of last fiscal year. As a reminder, we paid dividends of approximately $1.5 million and $3 million during the second quarter and first six months of fiscal year 2008. So, that concludes my overview of the income statement and the balance sheet. And we'll open it up for questions. And Bill and I'll entertain those questions.

Operator

Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Our first question comes from Dave [sic] Levenson with Stifel Nicolaus. Please go ahead.

Stephen Levenson, Stifel Nicolaus

Close enough. Hi, Bill. Hi, Jim.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Hi, Steve.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Hi, Steve.

Stephen Levenson, Stifel Nicolaus

Can you tell us a little bit about the rate variance? It looks like it's quite a bit lower than a year ago. And with the order bookings that you've got, do you expect you'll be able to recover it all this year?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Yes. It is lower. Steve, you're right, it was about $4.2 million the end of last fiscal year--or, excuse me, at the end of the second quarter of last fiscal year. However, as you know, those variances are to be applied to that specific fiscal year. Our unfavorable variance at $2.3 million at the end of second quarter of this year is significantly lower. We do believe that we will be able to absorb that full $2.3 million through normal contract activities through the remainder of the fiscal year. So, yeah, we believe it'll all be recovered. And, as we talked about, that severance is included in that. Right.

Stephen Levenson, Stifel Nicolaus

Okay, thanks. And the orders were certainly a whole lot better than they were last quarter. I know last quarter's traditionally a little bit weaker. Do you see this picking up into the July quarter and October quarters as well, or do you see things sort of leveling off here?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Well, we did receive a large order in February. It--we've talked about that order. We were under a letter of contract during the end of last year, and we booked the full amount in the second--early in the second quarter of this fiscal year. We do see, Steve, our--you know, we have--our historical trend tends to be more orders in the second half of the fiscal year. And we do see similar opportunities for the third and fourth quarter of this fiscal year with good order opportunities the rest of the way.

Stephen Levenson, Stifel Nicolaus

Okay, thanks. And last, you talked about the new products you were introducing. Can you give us an idea of the timeline if those are things that you think can go into existing programs, or all those for new programs and how long that might take?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Yeah, you bet, Steve. We--the products are--it's a product line of database communications or packet-based communications to stay current with the modern changes in overall communication systems. And we both see them as an application to existing--upgrades to existing programs where we have existing customers, and also addressing the new generation of telecommunication's signals going forward as well. So, we expect to start seeing some interest in that in the immediate future and continuing on into the foreseeable future as well.

Stephen Levenson, Stifel Nicolaus

Okay, thanks very much. And talk to you again next quarter.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Thank, Steve.

Operator

Thank you. Our next question comes from Myles Walton with Oppenheimer. Please go ahead.

Myles Walton, Oppenheimer

Thanks. Good evening.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Hi, Myles.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Hi, Myles.

Myles Walton, Oppenheimer

Could you give me the options expense in the quarter, Jim?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Sure. For the second quarter 2008, Myles, it's approximately at $1.2 million.

Myles Walton, Oppenheimer

Okay. And just to clarify, so the operating income you reported in the second quarter includes about $1.2 million in severance. Is that right?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

No. The severance--the $1.2 million in severance is included in our billing rates and--.

Myles Walton, Oppenheimer

--I see. Okay. So, it's in the 2.--.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

--So, it does not run--I'm sorry.

Myles Walton, Oppenheimer

It's in the 2.3 unfavorable rate variance you anticipate to run out through the rest of the year.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Yes.

Myles Walton, Oppenheimer

Okay. And included though in the profit is $1.1 million of royalty in the quarter.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Yes.

Myles Walton, Oppenheimer

Okay. And what--?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

--Well, that was the increase year-over-year.

Myles Walton, Oppenheimer

Uh-huh.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Included for the quarter was approximately $1.5 million in royalties.

Myles Walton, Oppenheimer

Okay. Okay. And so, it looks like maybe the mix year-over-year cost plus versus fixed price was somewhat averse. Is that right? It was probably 90 percent, 10 percent, something like that?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

It was definitely more in favor of the cost reimbursable contracts. You're right, Myles. I can give you an idea of that mix. I'm sorry. I'm going through--our cost reimbursable contracts?

Myles Walton, Oppenheimer

Uh-huh.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

In the quarter, we did approximately 72 percent. Fixed price were approximately 10 percent and time and materials were approximately 8 percent of our revenue.

Myles Walton, Oppenheimer

Okay.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Eighteen percent, I'm sorry, 18 percent. Seventy-two percent cost reimbursable, 10 percent fixed price, and about 18 percent time and material.

Myles Walton, Oppenheimer

Okay. Yeah. So, include--time--cost in time and materials, about 90 percent.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Right.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Right.

Myles Walton, Oppenheimer

Okay. And what was the cash flow in the quarter--operating cash flow?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

I can give you the D&A number, if that helps. Yeah, cash flow number. Our depreciation amortization year-to-date was approximately $3.1 million. And it's $1.6 million for the quarter.

Myles Walton, Oppenheimer

Okay. Okay. That's close enough. But, you don't actually have an operating cash flow number?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

I don't have one with me, no.

Myles Walton, Oppenheimer

Okay. And then, from a standpoint of leadership and kind of what you're looking for in a new management, can you just talk a bit about that maybe? What kind of guidance you've provided to the executive search firm, and any timelines that you might have to go along with that?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Well, yes, I'll be happy to comment on that. We've formed a committee of the Board of Directors. And they have retained one of the national search firms to aid in the search. They're addressing it as a high priority. And we're very early in the stages of the search, and we don't have additional details available at this time.

Myles Walton, Oppenheimer

Okay. And then maybe lastly, you talked about the new product tech conference symposium. Can you talk a bit about broader pursuits that may be in the near term, say the six to 12 month horizon? Is there anything of larger significance that would be in that horizon getting decided?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

One key pursuit that is in the open community, if you will--.

Myles Walton, Oppenheimer

--Uh-huh--.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

--Is a bid that we've been pursuing for the Republic of Singapore Navy where we've been teamed with a foreign firm to provide a synthetic aperture sonar capability--a towed synthetic aperture sonar capability. And we've just--we've submitted a bid on that. We're going through the period of evaluation qualifications and some sea trials to demonstrate that. Our recent sea trials that we concluded this summer provided just some spectacular seafloor imagery overall. And so, we're getting rave results on technical results of that. And we're going through, at this point, evaluation of our offering in terms of full military qualifications since it was a derivation of a commercial off-the-shelf capability that we had. We're anticipating that one to--that award or decision to be made by the end of the fiscal year. And that'll obviously be a major award for us. In addition, another key area where we've been responding recently is we've responded to RFIs, a request for information that is for the aerial combat system. And we've been actively engaging with some of the large primes in providing some of the mission equipment and COMINT equipment and SIGINT equipment for that future platform.

Myles Walton, Oppenheimer

Okay. And I had the undersea imaging at $10 to $20 million, kind of a three year potential. Is that about right?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Right. That's probably in the ballpark, yes.

Myles Walton, Oppenheimer

Okay. And maybe lastly, and then I'll get out of the way for others. On the tax rate--.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

--Yes--.

Myles Walton, Oppenheimer

--Jim, you said it's going to be 45.3 for the full year. Did you mean exclusive of this 2Q event, or do we have--?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

--Yes. That would be the effective tax rate, Myles. Right, 45.3 percent, right.

Myles Walton, Oppenheimer

So, I'm--just to clarify again--sorry, I must be a little thick today. But--so, you mean 45.3 percent would be the effective tax rate for the second half?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

That's the effective tax rate, correct. And then, we did get the benefit of the change in accounting methods for tax for depreciation of fixed assets here in the second quarter.

Myles Walton, Oppenheimer

So, your reported effective tax rate for the year is going to be below 45.3 percent.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Well, the tax rate would be below 45 percent, yes. But, the effective tax rate runs at a 45 percent rate.

Myles Walton, Oppenheimer

Okay. Thanks for clarifying.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Hey, Myles, one thing to double back on as far as operating cash flow. I do have a cash flow statement here, and cash provided by operating--.

Myles Walton, Oppenheimer

--Uh-huh--.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

--Activities is $8.5 million. So, I know you guys calculate things a little differently sometimes. I just wanted to highlight that if that's helpful.

Myles Walton, Oppenheimer

That is actually. And your Cap Ex for the quarter?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Cap Ex for the quarter was--.

Myles Walton, Oppenheimer

--Probably just over a million is what I have.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Yeah. It's about $1.3 million. I've--I--yeah, I believe that's correct.

Myles Walton, Oppenheimer

Okay. All right, thanks again.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Thanks, Myles.

Operator

Thank you. Our next question comes from Chris Donaghey with Suntrust. Please go ahead.

Chris Donaghey, Suntrust

Hi, good evening.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Hi, Chris.

Chris Donaghey, Suntrust

First of all, Jim, I just want to kind of circle back on the tax rate question again. So, should we then use a--if we assumed a 45.3 tax rate for the year, that would imply a 51.3 percent tax rate for the third quarter and fourth quarter. Is that what we should be looking at for those two quarters?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

No. It's a 45--I would use the 45 percent tax rate. That's the effective tax rate, Chris.

Chris Donaghey, Suntrust

Okay.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

And so, just as tax percentage, it will be lower for the total year than that 45.

Chris Donaghey, Suntrust

Got you. So, if I use 45.3 for Q3 and Q4, it gets me about 42 percent for the year.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Correct.

Chris Donaghey, Suntrust

Okay. Great. And also, on the variance, with that including $1.2 million for Gary's departure, you know, it implies without Yancey, you're running at about 1.1 rate variance, so--.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

--Correct--.

Chris Donaghey, Suntrust

--You know, the way I would interpret that is you're a lot closer to sticking to plan versus the beginning of the year than you were this time last year.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Well, we're--correct. Yes.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

That's at a correct assumption and a correct interpretation.

Chris Donaghey, Suntrust

Okay. And then lastly, Bill, just, you know, in the short time that you've been, you know, kind of running the show, have you gone in and looked at the R&D expenditures, and maybe started to reposition where those dollars are going? You talked about the new products being more of a packet-based solution, which is more of a software application than it is a hardware application. So, are there other areas in the company where you're looking to refocus on more of a software type of product approach versus hardware?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Right. We are looking at that. Hardware is still a firm basis for what we do overall. And we provide--it's the basis of much of our product sales. But, we recognize, as we position the company going forward, our customers' buying patterns are changing as well. And the overall community is moving towards standard off-the-shelf hardware solutions. And so, we are developing a strategy to not only provide hardware products and integrated hardware and software products, but also develop a software product strategy as well. And so, yes, that is a focus of our investment both now and in the near term.

Chris Donaghey, Suntrust

Okay, great. Thanks.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Uh-huh.

Operator

Thank you. Our next question comes from Robert Kirkpatrick with Cardinal Capital. Please go ahead.

Robert Kirkpatrick, Cardinal Capital

Thank you. I was wondering if you could give us your ending backlog, please?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Sure, Rob. It's approximately $113.7 million.

Robert Kirkpatrick, Cardinal Capital

Great. And the breakdown between billed and unbilled receivables?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Billed and unbilled receivables, sure. Billed receivables was approximately $23.7 million, and unbilled is approximately $19.5 million.

Robert Kirkpatrick, Cardinal Capital

And then how much of your unfavorable indirect rate variance of $2.3 million was planned versus unplanned?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Approximately $2 million was planned.

Robert Kirkpatrick, Cardinal Capital

Okay. That's great. And then finally, any changes in employee turnover in the last quarter? I don't think we've talked about it for a few periods here. And do you anticipate any with the change in management at the top?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

We haven't seen a significant change in employee turnover. In fact, if you look over the last quarter, we've actually seen a little bit of a decrease. Obviously, it's seasonal and it fluctuates depending on a number of factors. We also do not foresee or anticipate additional attrition as a result of the management change. I know one of the things that I've spent quite a bit of time on over the last--two of the last three weeks is engaging with the employee base. And I guess the response that I'd offer at this point is there's--while they recognize the change came as a kind of a sudden surprise, there's quite a bit of excitement for the opportunity within the company as well. And so, as a result, we're not anticipating employee turnover as a result of that.

Robert Kirkpatrick, Cardinal Capital

Great. And could you maybe go into a little bit more about what your expectations are in responding to the RFIs for the aerial COMINT sensor?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

You bet. Again, that's early in the stage. We just submitted, we're engaging with, again, some of the large prime contractors and platform integrators overall. But, we are providing a combination of solutions, both leveraging our wireless communications COMINT products and also our ELINT products as well, for those airborne applications. And, again, it's a range of hardware and software solutions. And we offer some capabilities that address kind of the modern telecommunication signals that we think offers a competitive advantage. In addition, the other thing that we provide and we think is an advantage over some of the older legacy systems, is the company's invested again quite a bit in low size, weight, and power platforms. And so, we can provide new signals and new processing capability, and offer that in a much smaller form factor that can result in--gives the platform integrator a lot more flexibility to trade off for additional fuel, additional flight time, or other types of sensors for added mission flexibility.

Robert Kirkpatrick, Cardinal Capital

Okay. And then, will you be looking at the EPX work as well?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

We are. And we're also pursing and engaging with the national--with the large national primes on that as well. Uh-huh.

Robert Kirkpatrick, Cardinal Capital

Great. Thank you so much. And congratulations on the quarter.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Thank you.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Thanks.

Operator

Thank you. Our next question comes from Jim Mcllree of Collins Stewart. Please go ahead.

Jim Mcllree, Collins Stewart

Yeah, thank you. Can you give an update on the Dallas operation, and where that is and when you expect to see some progress there?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

You bet. We're still continuing and investing in our ELINT operations in Texas. We've recently completed some tests where we're pulling that together. We demonstrated the technical capability in static tests in our facility there. And we're currently going through some environmental qualification and stress screening, and we plan to complete that this next quarter. Following that, then it'll be ready for some flight demonstrations probably the following quarter. As--just as good due diligence from a business standpoint, we brought in some external consultants in that field that have been long-term participants and players in the ELINT marketplace overall. And as a result of that due diligence, we got good support for, A, the quality of the product that we're developing, and, B or secondly, the opportunity that still exists in the marketplace. So, we--while it's taken a little bit longer here to pull out, it's been about six months longer than perhaps we originally had projected on that, we still feel that there's a great opportunity in our ELINT product line.

Jim Mcllree, Collins Stewart

And the products from that are--you're anticipating bidding that on the aerial COMINT sensor?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

We are. We're bidding that into the aerial COMINT sensor and to EPX, and also into some foreign SIGINT opportunities as well. So, when that one hits, we are seeing some larger program potential then perhaps we've seen in the past. So, it's more of a high--a little bit higher risk, but a higher reward payoff for us as a company.

Jim Mcllree, Collins Stewart

Okay. The new data products that you refer to, Bill--.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

--Yes--.

Jim Mcllree, Collins Stewart

--Is that something that you are behind the competition, or are you leading the competition--?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

--No, I don't think we're--.

Jim Mcllree, Collins Stewart

--In product development?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Yeah, thanks. I don't think we're behind the competition. But, that marketplace is evolving. And so, that's really--at the leading--at the edge of the state of the art. And as that technology evolves, we're really pacing the technology. As the communications come out, we're moving with the evolution of the marketplace, I'd say.

Jim Mcllree, Collins Stewart

And is--that would be something where you would develop the products somewhat in conjunction with the customer, and then hope to get a full-fledged, paid for development contract. Is that the idea, or is it more of you would develop a product and then go to the customer with it--that has your existing equipment and try to get them to upgrade to the new stuff?

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

In reality, we're doing both. There are some customers that are eager for that technology and are willing to invest in developing the capability immediately. And so, we're developing that. But, in parallel with that, we're also developing an indigenous capability where we can upgrade some of our current product line to kind of the next generation of communications. So, we have both opportunities before us.

Jim Mcllree, Collins Stewart

Right, right. Okay. And I think that was it. Yeah, that's it. Thank you.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Thanks, Jim.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Thanks, Jim.

Operator

Thank you. Our next question is from Mike Smith with BB&T Capital Markets. Please go ahead.

Mike Smith, BB&T Capital Markets

Good afternoon.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Hi, Mike.

Mike Smith, BB&T Capital Markets

Could you guys please discuss the EBITDA margins on the royalty payments versus the core biz, and where you think that the increasing revenue from the royalty payments associated with the IP could take the margins of the business longer term?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Sure. We did talk some about the nice royalties that we received during the quarter. As far as longer term, we think we do have some--a good upside on our royalty stream. As far as too much--I don't want to give too much guidance on that, Mike, but we do see that it will be a good component of our profitability, at least for some period of time here.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Yeah. Let me add a comment, Jim, to that. And that is, again, just to remind, we don't provide forward guidance to the marketplace. But, overall, we are pleased with the results that we're getting from our profitability as a result of the royalties from our intellectual property. And we see that as a strategy element where we're trying--in order to boost the returns to--and a return on equity overall, that's certainly an element in our playbook that we want to expand upon. And we've embarked on some initiatives within the company to capture and capitalize on really what we see as a wealth of intellectual property in other areas as well. And so, that's an area that's receiving increased emphasis to see if we can continue and extend it, and look for other opportunities there.

Mike Smith, BB&T Capital Markets

Great. And could you tell me how many people you--finished the quarter, or what was the headcount at the end of the quarter?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Sure. It's approximately 660 people at the end of the quarter.

Mike Smith, BB&T Capital Markets

And how many open requisites did you have?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

I think we've still we've got about 40 or 50--.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

--Yeah--.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

--Open requisitions.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Right.

Mike Smith, BB&T Capital Markets

Thanks a lot.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Thank you.

Operator

Once again, ladies and gentlemen, if you'd like to ask a question, please press star-one on your telephone keypad. We have a follow-up question from Myles Walton. Please go ahead.

Myles Walton, Oppenheimer

Thanks. Just two quick ones. You had, you know, nice royalty payments in the quarter and $1.5 million. What was the six month number?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

The six month number was $2.5 million.

Myles Walton, Oppenheimer

Okay. And so, kind of keeping this one to one and a half million on a go-forward basis, is that a fair assumption?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

I don't want to forecast that, Myles.

Myles Walton, Oppenheimer

Okay.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

We don't have the visibility of that going forward to be able to project accurately some of those sales. Where there has been nice increase in this last quarter--.

Myles Walton, Oppenheimer

--Uh-huh--

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

--But we can't provide a projection of that going forward at this point.

Myles Walton, Oppenheimer

Okay. And the only other one I had, has the Board reconsidered actually offering guidance as a rule of thumb annually for either revenue and/or EPS and/or any other profit measure? Was that--was the decision to not offer guidance driven primarily by Gary or is that a collective decision, and/or is that something that the Board and you are reconsidering?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

It's a decision that the Board and management consult about and consider that. And the current position is that Applied will not provide forward guidance.

Myles Walton, Oppenheimer

Okay. Thanks.

Operator

Thank you. We have another follow-up from Robert Kirkpatrick. Please go ahead.

Robert Kirkpatrick, Cardinal Capital

Thank you. Are the royalties that you mentioned still primarily from one company and one product, or have those now branched out beyond that one product that we talked about earlier?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Those are primarily from one company, Rob.

Robert Kirkpatrick, Cardinal Capital

Okay. And then secondly, when--do you expect it this year or would it be more in fiscal '09 that we should begin to see the proportion of fixed price work begin to migrate back towards a more favorable mix?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

That's hard to say on that, Rob. We, of course, would like to see more products in our revenue. But, we don't have any guidance on that at this time.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

We are doing--we are taking measures to increase our amount of product--.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

--Right--.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

--Sales overall, and increase the amount of products that we provide to the marketplace.

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Right.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

But, we don't have any guidance to provide in terms of if that will change the mix going forward.

Robert Kirkpatrick, Cardinal Capital

Okay. And then finally, would you care to offer any comment on the M&A market at this point?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

Sure. We're taking a look at strategic acquisitions. And if we believe those to be appropriate, we'll try and pursue those.

Robert Kirkpatrick, Cardinal Capital

And is the--has there been any change in the market the last 90 days or so?

James Doyle, Applied Signal Technology, Inc., Chief Financial Officer

It's--in what sense, Rob?

Robert Kirkpatrick, Cardinal Capital

In the sense that--sellers demanding higher valuations, lower valuations, less competition, more competition from private equity.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Yeah, we actually--we haven't seen much of a change in the last quarter overall. And in the marketplace where we're positioned in intelligence surveillance and reconnaissance, it does represent a premium to even the standard defense marketplace. But, we're not seeing a big shift either up or down in what we've been looking in. And then again, as we go forward our future growth is going to be the result of a combination of both focused organic growth in our core markets and strategic acquisition. And we'll continually assess and look at the opportunities to be successful using both of those--.

Robert Kirkpatrick, Cardinal Capital

--Great--.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

--Along with the strategy. Thanks.

Operator

As a reminder, just star-one to ask a question. There are no further questions in the queue at this time. I'd like to turn the floor back over to management for any closing comments.

William Van Vleet III, Applied Signal Technology, Inc., Acting Chief Executive Officer

Great. Well, again, I'd like to thank everyone for participating in this conference call and we welcome the interchange and look forward to speaking with you again in our next quarterly results.

Operator

Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.